Exhibit 10.7

Employment Agreement
Employer: China YCT International Group, Inc. (hereinafter Party A)

Employee: Li Chuanmin (hereinafter Party B)

To prompt the further development of Shandong Spring Medicine Co., Ltd., and facilitate the achievement and development of the employee, Party A and Party B reached the following agreement on the basis of voluntary, equality and mutual benefit:
I. Duration of employment
This agreement is valid from 28 June 2010 to 27 June 2015. The employment is for a period of five years.
II Position
Party B is employed as the chief financial officer of China YCT International Group. Inc. In the duration of service, Party B can enjoy the rights of chief financial officer and shall fulfill relevant responsibilities and obligations.
III Standards for payment
During the time when Party B assumes the chief financial officer of Shandong Spring Medicine Co., Ltd., Party B will get an annual payment of USD30, 000 per year.
Assessment of Party B shall be carried out regularly by Party A. Comprehensive assessment will be made according to the performance of Party B in its work and the profits it has brought about for the company and appropriate adjustment on basic salary of Party B will be made accordingly.
IV Working range and duties
1. Under the leadership of the board of directors and the general manager, Party B is in charge of the accounting, book keeping and budgeting of the company.
2. Responsible for making profit planning, capital investment, financial planning, prospect of marketing, estimate of expenditure or cost standards of the company.
3. Making and managing the scheme for tax policy and relevant procedures.
4. Establishing and completing organization, guidance on accountancy and data management system inside the company and develop rules and regulation on accountancy and financial management.
5. Organizing relevant departments of the company to carry out economic activities analysis, organize relevant personnel to prepare the financial planning and cost planning of the company, so as to reduce the cost, increase income and cut down expenditure and enhance the efficiency.

Exhibit 10.7

6. Supervising the company observe national statutes on finance and economy, disciplines and the decisions of the board of directors.
V. Insurance and welfare
1. The company has the obligation of turning in legal social insurance for the employed, the premium shall be paid by the company; if this agreement expires, the insurance shall not be renewed automatically and the remaining outstanding premium shall be paid by Party B voluntarily.
2. Party B can enjoy relevant official holidays such as legal festivals and holidays of the country, wedding leave and funeral leave, etc.
3. If Party B works more than one year for Party A and makes excellent achievement, Party A shall in due time of the year provide Party B with paid annual leave for employees as a reward.
VI Obligations and duties of the two parties
1. Party B has the obligation of putting forward reasonable proposal that promotes the development of the company, has the right to report its work to the company and has the right to punish the employees that Party B is in charge of for their misbehaviors such as violating disciplines and regulations.
2. Party B fulfills its duty whole-heartedly and contributes a lot to the company and then the company will give certain reward according to the performance of Party B.
3. If Party B takes the initiative to resign, it shall apply to Party A three months ahead of time. Only when Party A is sure to find the right person for that position, can Party B resign. However, the handover shall be made clear. Since the formalities of handover are not well prepared because of Party B, Party A has the right to delay the handover. For those who resign and leave without application of resignation, the company will not pay Party B its salary and bonus that it has not got. If Party B leaves it office at it own will, the company will not pay Party B its salary and bonus that is not settled. When any condition mentioned above occurs, Party A has the right to claim a breach penalty of RMB20, 000 from Party B.
4. When this agreement expires and Party A needs to continue the employment, this agreement can be renewed after the negotiation and consent of both parties. If there is no agreement after the negotiation, labor relationship will be terminated accordingly.
VII Business secret keeping
Party B has the obligation of keeping the business and technical secrets for Party A, protecting the image of Party A. If Party B fails its obligations, Party A has the right to sue Party B for its failure in fulfilling its obligation.
VIII The revision, cancellation and termination of the labor agreement
1. This agreement can be revised, cancelled, or terminated with mutual consent after negotiation of the two parties.
2. Party A has the right to dismiss Party B and cancel this agreement under the following conditions:
① When Party B severely violates labor discipline or rules and regulations of Party A;

Exhibit 10.7

② When severe neglect of duty and irregularities for favoritism of Party B causes serious injury to the interest of Party A;
③ When Party B is prosecuted for criminal responsibilities.

3. Party A can cancel this agreement under the following conditions. However, Party A shall inform Party B of this in written form thirty days ahead of time:
①. Party B gets ill or is injured other than for business, and cannot resume the original work after medical treatment period;
②. Party B is not fit for the position, and it isn’t fit for the position even after it is trained or assigned for another position;
③. Both parties can’t reach agreement on revision of the original agreement according to the regulations stipulated in this agreement.
4. Party B can cancel this agreement if Party A has not paid Party B as scheduled.
IX Handling of labor dispute
1. This agreement takes effect on the date signed by both parties. Both Party A and Party B shall not revise or cancel this agreement without mutual consent. For the issues arise in the application of this agreement that are not stipulated in this agreement, supplementary provisions shall be made after the two parties negotiate. Supplementary provisions are as valid as this agreement itself. The two parties shall consult with each other and mediate any disputes which arise in this agreement. If all attempts fail, each party of the two can appeal to the organization of labor arbitration where Party A is located and ask for a final arbitration.
2. This contract is made in two copies. Each Party keeps one. It takes effect after it is signed by both parties.

Party A (Seal): China YCT International Group, Inc.

Legal representative of Party A (Signature):

Legal consultant of Party A: Wang Ya

Party B (Signature):

Exhibit 10.7

Corporate seal of China CYT International Group, Inc., New York